LETTER OF INTENT

11 June, 2014

World Moto and Forever Network and Mobile Advertising Ventures

The following sets out the basic terms upon which World Moto grants Forever Network the exclusive distribution rights for the Wheelies in Thailand for a term of one year. The terms are not comprehensive and we expect that additional terms, including reasonable warranties and representations, will be incorporated into a formal agreement (the "Formal Agreement") to be negotiated. The basic terms are as follows:

The parties World Moto Inc. and Forever Network and Mobile Advertising Ventures shall form a joint venture Thailand registered company (the ‘NewCo”) whereby the ownership is as follows:

1.	World Moto Inc., a Nevada Corporation, shall own 45% of the NewCo

2.	Forever Network, a Thailand Corporation, shall own 50% of the NewCo

3.	Mobile Advertising Ventures, a Thailand Corporation, shall own 5% of the NewCo

Closing: The closing (the "Closing") of the transactions contemplated by this Letter of Intent will occur no later than ________ or such other date as may from time to time be mutually agreed upon in writing by the parties whereby the parties shall execute a Formal Agreement.

Term of agreement: The term of the agreement shall be for one year from the date of the Formal Agreement.

Exclusive Rights: The NewCo shall have the exclusive rights to all Wheelies advertising in Thailand for the period of term except whereby World Moto retains the right to use Wheelies to advertise its proprietary YES service.

Motorcycle brands: If Newco signs any exclusive deals with any motorcycle manufacturer during the period of the term for use of the Wheelies, World Moto shall also use the same manufacturer for advertising its YES service.

Duties of each party:

World Moto shall be responsible for the following:

Technology (Wheelies)

Maintenance (Wheelies)

Spare parts (Wheelies)

Technician (on-hand during roadshow)

Service on site

Forever Network shall be responsible for the following:

Motorcycles

Speakers

Design and Decoration

Marketing

Sales

Licenses/permits/waivers from authorities/local officials

World Moto and Forever Network shall be responsible for the following on a fifty-fifty percent shared cost basis:

Gas and oil

Staff Drivers

Insurance

Uniforms and helmets

Misc. during roadshow, e.g., food and shelter

Revenue Share: All revenues shall be booked into NewCo, and monthly disbursements of any profits will be paid out on a pro rata basis bases on the percentage of ownership by each party. Any licensing fees or costs paid by Newco in support of one of the responsibilities assigned to World Moto or Forever Network above will be deducted entirely from the profit disbursement of the respective party.

Representations of each party. The validity of each and every one of the following representations of each Party will be a condition precedent to the Closing contemplated by this Agreement and to be contemplated by the Formal Agreement and that each party has the right, power and authority to enter into agreements with respect thereto;

Proper Law: This Letter of Intent will be governed by and construed in accordance with the law of the State of Nevada and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the State of Nevada, any proceeding hereunder.

Counterparts and Electronic Means: This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery to us of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Intent as of the date of successful transmission to us.

World Moto Inc.,

/s/ Paul Giles

Paul Giles – CEO and Director

Forever Network

/s / Preecha Siriboonsong
Name: Preecha Siriboonsong

Mobile Advertising Ventures

/s/ Rafi Markarian

Name: Rafi Markarian